Exhibit 12.1

TOP TANKERS INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       Year Ended December 31,                 Three Months
                                                --------------------------------                   Ended
                                                                                                  March 31,
                                                2001         2002         2003         2004         2005
                                              ---------    ---------    ---------    ---------    --------
                                                             (in thousands of U.S. Dollars)
EARNINGS:
   Net income                                    1,777          201        1,634       32,794      19,121
   Add: Fixed charges                              740          822        1,165        4,486       2,388
                                              ---------    ---------    ---------    ---------    --------

   Total Earnings                                2,517        1,023        2,799       37,280      21,509
                                              =========    =========    =========    =========    ========
FIXED CHARGES:
   Interest expense                                709          797        1,128        4,161       2,207
   Amortization of capitalized
expenses relating to indebteness                    31           25           37          325         181
                                              ---------    ---------    ---------    ---------    --------
   Total Fixed Charges                             740          822        1,165        4,486       2,388
                                              =========    =========    =========    =========    ========

RATIO OF EARNINGS TO FIXED CHARGES                 3.4x         1.2x         2.4x         8.3x        9.0x


23116.0001 #590710